Exhibit 5.1

Miguel J. Vega

+1 617 937 2319

mvega@cooley.com

October 25, 2019

NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

Ladies and Gentlemen:

We have acted as counsel to NetScout Systems, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing with the Securities and Exchange Commission of a post-effective amendment (the “Amendment”) to the Company’s registration statements on Form S-8 (File Nos. 333-148364, 333-178411 and 333-207695) (collectively, the “Registration Statements”) to reflect that the NetScout Systems, Inc. 2007 Equity Incentive Plan, as amended (the “2007 Plan”) was replaced by the NetScout Systems, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), effective as of September 12, 2019 (the “Effective Date”). The 2019 Plan authorizes the issuance of up to the sum of (A) 6,794,651 shares (which number is the sum of (i) the number of shares (1,294,651) subject to the 2007 Plan’s available reserve and (ii) an additional 5,500,000 new shares), plus (B) the following shares of NetScout’s common stock subject to any outstanding award granted under the 2007 Plan or 2019 Plan (i) any shares subject to such award that are not issued because such award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such award that are not issued because such award is settled in cash; (iii) any shares issued pursuant to such award that are forfeited back to or repurchased by us because of a failure to vest; and (iv) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with any such award that is a full value award (such shares previously subject to outstanding awards granted under the 2007 Plan, the “Carryover Shares”).

In connection with this opinion, we have examined and relied upon the registration statement on Form S-8 regarding the 2019 Plan, which is being filed concurrently with the Amendment, the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, as currently in effect, the 2019 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Carryover Shares, when sold and issued in accordance with the 2019 Plan and the Registration Statements, as amended, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP  500 Boylston Street 14th Floor, Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely,

COOLEY LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega

Cooley LLP  500 Boylston Street 14th Floor, Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com